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EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" in the registration statement (Form SB-2 No. 333-_________) and related prospectus of Complete Wellness Centers, Inc. for the registration of 3,300,000 shares of its 10% Series C Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated March 31, 1999, with respect to the consolidated financial statements of Complete Wellness Centers, Inc. included in its Annual Report (Form 10KSB) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                             /s/ AMPER, POLITZINER & MATTIA P.A.

Edison, NJ
December 20, 1999